Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITC^DeltaCom, Inc.

Huntsville, Ala.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149192, 333-139202, 333-111329 and 333-101007) of ITC^DeltaCom, Inc. of our reports dated March 19, 2008, relating to the consolidated financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

Atlanta, Georgia
March 19, 2008